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                                                               EXHIBIT (a)(5)(v)


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

-----------------------------
JOANNE CASDEN,
                                       C.A. No. 18712NC
          Plaintiff,

     V.
                                       CLASS ACTION COMPLAINT
PETER A. DEA, DERRILL CODY,            ----------------------
WILLIAM W. GRANT III, C.
ROBERT BUFORD, JAMES M.
FITZGIBBONS, HENNIE L.J.M.
GIESKES, PHILLIPPE S.E.
SCHREIBER and BARRETT
RESOURCES CORPORATION,

          Defendants.
-----------------------------

          Plaintiff, by her attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

          1. Plaintiff Joanne Casden is and was, at all times relevant to this action, a stockholder of defendant Barrett Resources Corp. ("Barrett" or the "Company").

          2. Defendant Barrett is a corporation duly organized and existing under the laws of the state of Delaware, with principal offices located at 1515 Araphoe Street, Tower 3, Suite 1000, Denver, Colorado 80202. Barrett explores for and produces natural gas and crude oil.

          3. Defendant Peter A. Dea is and was, at all times relevant hereto, Chairman of the Board of Directors and Chief Executive Officer of Barrett.

          4. Defendant Derrill Cody is and was, at all times relevant hereto, a Director of Barrett.

          5. Defendant William W. Grant III is and was, at all times relevant hereto, a Director of Barrett.

          6. Defendant C. Robert Buford is and was, at all times relevant hereto, a Director of Barrett.


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          7.   Defendant James M. Fitzgibbons is and was, at all times relevant hereto, a Director of Barrett.

          8. Defendant Hennie L.J.M. Gieskes is and was, at all times relevant hereto, a Director of Barrett.

          9. Defendant Phillippe S.E. Schreiber is and was, at all times relevant hereto, a Director of Barrett.

          10. By reason of their positions as officers and directors of Barrett, each Individual Defendant has a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of Barrett and owes to plaintiff and the other class members the highest obligations of good faith and fair dealing.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

          11. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common stockholders of Barrett, or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

          12.  This action is properly maintainable as a class action because:

               a. The Class is so numerous that joinder of all members is impracticable. There are hundreds, if not thousands, of Barrett stockholders who are located throughout the United States;

               b. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members, including: whether the Individual Defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of the Barrett public stockholders;

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and whether plaintiff and the other Class members would be irreparably damaged if the defendants are not enjoined in the manner described below;

               c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; and

                               CLAIM FOR RELIEF
                               ----------------

          13. On or about March 7, 2001, Shell Oil Company ("Shell") offered to acquire all the outstanding shares of Barrett common stock for $55.00 cash per share, representing an aggregate purchase price of $1.8 billion, plus the assumption of $400,000,000 of Barrett's debt.

          14. Immediately following Shell's public announcement, the price for Barrett's shares rose to over $60.00 per share, well beyond the $55.00 Shell bid.

          15. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

               a. undertake an appropriate evaluation of Barrett's worth as a merger/acquisition candidate;

               b. take all appropriate steps to enhance Barrett's value and attractiveness as a merger/acquisition candidate; and

               c. take all appropriate steps to effectively expose Barrett to the marketplace in an effort to create an active auction for Barrett, including but not limited to engaging in serious negotiations with Shell or its representatives.

          16. As a result of defendants' failure to take such steps, plaintiff and the other members of the Class will be damaged in that they will be denied the opportunity to benefit from a value maximizing transaction.

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          17.  Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, by maintaining themselves in office and/or failing to take the steps set forth above, to the irreparable harm of the Class.

          18. Plaintiff and the other members of the Class have no adequate remedy at law.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

          A. Ordering that this action may be maintained as a class action and certifying plaintiff as Class representative;

          B. Entering an order requiring defendants to take the steps set forth herein above;

          C. Awarding the Class compensatory damages against defendants individually and severally in an amount to be determined upon the proof submitted to this Court;

          D. Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for counsel's fees and experts' fees; and

          E. Granting such other and further relief as to the Court may seem just and proper.

                                       ROSENTHAL, MONHAIT, GROSS
                                         & GODDESS, P.A.

                                       By:
                                          -------------------------------
                                            919 North Market Street
                                            Suite 1401, Mellon Bank Center
                                            Wilmington, Delaware 19899
                                            (302) 656-4433
                                            Attorneys for Plaintiff
OF COUNSEL:

ABBEY GARDY, LLP
212 East 39th Street
New York, New York 10016
(212) 889-3700

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